Exhibit 99.1

ProPetro Announces Director and Management Compensation Reductions

MIDLAND, Texas, April 9, 2020 – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced compensation reductions for its board of directors as well as certain members of management.

In response to recent developments that have negatively affected the outlook for activity, the Company’s board of directors, executives and officers have voluntarily elected to reduce compensation at different levels up to 20%. The Company also continues to evaluate additional strategic actions that will positively benefit the cost structure of ProPetro.

Phillip Gobe, Chief Executive Officer, commented, “With the uncertainty that currently faces our company and our sector, our leadership team will continue to focus on taking actions to protect our capital structure while promoting safety and operational excellence. We believe our Permian focus coupled with our first in class operating team, blue-chip customer base, and strong financial position will allow ProPetro to manage through these volatile times.”

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from the forward-looking statements. Such risks and uncertainties include the volatility of and steep decline in oil prices following the failure of Saudi Arabia and Russia to agree on a plan to cut oil production and Saudi Arabia’s subsequent announcement of plans to increase production and reduce prices, the operational disruption and market volatility resulting from the COVID-19 pandemic and the factors described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly the “Risk Factors” sections of such filings, and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it, including matters related to the audit committee’s internal review, the shareholder litigation and the SEC investigation. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements and are urged to carefully review and consider the various disclosures made in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings made with the SEC from time to time that disclose risks and uncertainties that may affect the Company’s business. The forward-looking statements in this news release are made as of the date of this news release. ProPetro does not undertake, and expressly disclaims, any duty to publicly update these statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure is required by law.

ProPetro Holding Corp.
Sam Sledge, 432-688-0012
Chief Strategy and Administrative Officer
sam.sledge@propetroservices.com